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                                  EXHIBIT 99(c)

                                CHAIRMAN'S LETTER
                              TO WESTERN BANCSHARES

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                     WESTERN BANCSHARES OF ALBUQUERQUE, INC.
                         SPECIAL MEETING OF SHAREHOLDERS
                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT


The Board of Directors of Western Bancshares of Albuquerque, Inc. ("Western Bancshares") has approved a merger of Compass Western Acquisitions, Inc., a wholly owned subsidiary of Compass Bancshares ("Compass"), with and into Western Bancshares. The Board of Directors of Western Bancshares has determined that the merger is in the best interests of Western Bancshares and its shareholders and has adopted a resolution approving the merger and related merger agreement dated as of July 23, 1999.

If the merger is completed, Compass will issue to Western Bancshares' shareholders an aggregate number of shares of Compass common stock equal to $80,000,000 divided by the average closing price of Compass common stock as reported by the Nasdaq National Market System for the twenty days of trading before the fifth trading day before the effective time of the merger. No matter the average closing price, Compass will not issue less than 3,000,000 or more than 3,333,333 shares of its common stock to Western Bancshares' shareholders. In addition, if Compass enters into an agreement to be acquired prior to the effective time of the merger, Compass will issue 3,333,333 shares of its common stock to Western Bancshares' shareholders. For example, if this average closing price is $25.00, Western Bancshares' shareholders will receive an aggregate of
3.2 million shares of Compass common stock.

This Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about Compass from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully before you decide how you wish to vote.

Western Bancshares' Board of Directors has called a special meeting of shareholders to vote on the proposed merger and the related merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of Western Bancshares common stock is required to approve and adopt the merger and the related merger agreement. Shareholders of Compass are not required to approve the merger.

The date, time and place of the special meeting are as follows:
                              _______________, 1999
                                    ____ A.M.
                               505 Marquette N.W.
                          Albuquerque, New Mexico 87102

Whether or not you plan to attend the special meeting, please complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the merger and the related merger agreement. If you fail to return your card, the effect will be a vote against the foregoing matters. YOUR VOTE IS VERY IMPORTANT.

On behalf of the Board of Directors, I thank you for your support and urge you to vote "for" approval and adoption of the merger and the related merger agreement.

Very truly yours,


William T. Fietz
Chairman of the Board

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THE SHARES OF COMPASS COMMON STOCK OFFERED BY THIS PROXY STATEMENT/PROSPECTUS
ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NON-BANKING AFFILIATE OF COMPASS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE COMPASS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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           This Proxy Statement/Prospectus is dated ____________, 1999 and is being first mailed to shareholders on or about ______________, 1999.